UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Textron Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Douglas R. Wilburne Vice President, Investor Relations Textron Inc.	40 Westminster St. Providence, RI 02903 401-457-2288

April 3, 2014

Dear Investor:

Recently, we sent you our definitive proxy statement dated March 7, 2014 for our upcoming annual meeting of shareholders to be held on April 23, 2014. I am writing to provide you with an update to the biographical information of director nominee Ivor J. Evans, presented under “Election of Directors” on page 4 of our proxy statement.

Mr. Evans’ biography stated that, in addition to his service on Textron’s board of directors since 2003, he also serves as the Chairman, Chief Executive Officer and President of Meritor, Inc., and as a director of Spirit AeroSystems and Roadrunner Transportation Systems, Inc. Today, we were informed that Mr. Evans has resigned as a director at Roadrunner Transportation Systems, Inc.

Therefore, at the present time Mr. Evans is serving on three public company boards. We are contacting proxy advisory firms ISS and Glass Lewis with this information, so that they can reassess their recommendations to vote against Mr. Evans, based on their criteria that a board member who is also a CEO or chairman of a public company should serve on no more than three total boards.

We appreciate your ownership and confidence in Textron and encourage you to vote your shares for Mr. Evans and our other director nominees.

Sincerely,

/s/ Douglas R. Wilburne

Douglas R. Wilburne

Vice President, Investor Relations

2